U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[x] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Bolt                             Fred                     William
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    (Last)                           (First)                  (Middle)

     4615 Messian Court
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                                    (Street)

     Charlotte                       North Carolina            28210
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    (City)                          (State)                   (Zip)

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2.   Issuer Name and Ticker or Trading Symbol


     Merry Land Properties, Inc. (MRYP)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

N/A
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4.   Statement for Month/Year

09/2002
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5.   If Amendment, Date of Original (Month/Year)

N/A
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Senior Vice President
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7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                       6.
                                                       4.                             5.               Owner-
                                                       Securities Acquired (A) or     Amount of        ship
                                       3.              Disposed of (D)                Securities       Form:          7.
                                       Transaction     (Instr. 3, 4 and 5)            Beneficially     Direct         Nature of
                      2.               Code            --------------------------     Owned at End     (D) or         Indirect
1.                    Transaction      (Instr. 8)                   (A)               of Month         Indirect       Beneficial
Title of Security     Date             ------------     Amount      or     Price      (Instr. 3        (I)            Ownership
(Instr. 3)            (mm/dd/yy)        Code     V                  (D)               and 4)           (Instr.4)     (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock          09/16/02          --              20,000 (1)   A     $8.99       20,000            D
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
 (1) 20,000 shares from stock grant awards which vest annually over five years beginning 09/16/03.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
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

  \Fred W. Bolt
--------------------                                    -----------------------
   Fred W. Bolt                                                09/18/02